Gran Tierra Energy Inc. Announces Fourth Quarter and Year-End Results for 2016 Highlighted by Completion of a Transformational Year and 34% Increase in Production

CALGARY, Alberta, March 1, 2017, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced the Company's financial and operating results for the fourth quarter and year ended December 31, 2016. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on working interest ("WI") sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Annual Report on Form 10-K filed February 28, 2017. Unless otherwise expressly stated, all reserves and resources values contained in this press release have been calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”) and are based on the Company's 2016 year-end estimated reserves as evaluated by the Company's independent qualified reserve evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of December 31, 2016 (the “GTE McDaniel Reserves Report”).

Key Highlights

•	Announced two successful strategic acquisitions in the Ecopetrol 2016 Bidding Round in the Putumayo Basin on November 28, 2016, which are expected to close by end of first quarter 2017.

•	Increased average WI production before royalties in 2016 to 27,062 barrels of oil equivalent per day (“BOEPD”), 16% higher than 2015's average WI production before royalties of 23,401 BOEPD.

•	Increased average WI production before royalties in fourth quarter 2016 to 31,031 BOEPD, 34% higher than fourth quarter 2015's average WI production before royalties of 23,138 BOEPD.

•
Increased net asset value to $4.85[2] per share, based on before tax net present value ("NPV") discounted at 10% of 2P reserves, and year-end 2016 net working capital deficit and long term debt of $220.4 million (including convertible senior notes).

•
Demonstrated ongoing strong financial performance in 2016, with full year average operating, transportation and general and administrative (“G&A”) expenses on a per BOE basis decreasing by 9%, 37% and 28%, respectively, compared to 2015, while fourth quarter 2016 operating netback[1] of $20.79 per BOE increased 31% relative to the third quarter 2016 (the "Prior Quarter").

•
Successfully drilled and cased the Acordionero-7 development oil well and spud the Acordionero-8i development water injection well during the fourth quarter of 2016, both of which pushed down the depth of the lowest known oil in Acordionero's reservoirs.

•
Continued evaluating an exciting new oil play in Costayaco's "A" Limestone, where the Costayaco-9 and 19 wells continue to produce an average of 527 and 1,587 barrels of oil per day ("bopd"), respectively (2017 year- to-date), from the "A" Limestone with virtually no water; commenced drilling of the Costayaco-28, Gran Tierra’s first dedicated "A" Limestone horizontal well, which continues with testing expected to begin on or around March 15, 2017; a second horizontal well, Costayaco-29, is expected to spud immediately after Costayaco-28 and is planned to test the "A" Limestone in a different part of the Costayaco structure.

•	Continued drilling in the "N" Sands and "A" Limestone exploration plays in the Putumayo Basin, and spud the Confianza-1 exploration well on January 17, 2017, which is designed to test both formations.

•	Maintained financial flexibility with an increased committed borrowing base of $250.0 million, of which only $90.0 million was drawn as of December 31, 2016.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "During 2016, Gran Tierra successfully transformed its portfolio by delivering on our strategy of building a high-quality, diversified suite of assets in Colombia with high netback production, low base production declines, an expanded drilling inventory and a large resource base. Now that we have transformed the portfolio, our focus is on execution. With our delivery of strong production growth in fourth quarter 2016, we are demonstrating that Gran Tierra has created a sustainable business model which we expect to be fully funded point-forward by forecasted cash from operating activities. Since we operate over 90% of our production, Gran Tierra also has significant control and flexibility on capital allocation and timing.

We transformed our portfolio through four strategic, accretive acquisitions in Colombia in 2016 (three completed, one pending), which established a dominant land position in the highly prospective, underexplored Putumayo Basin and a new core area in the prolific Middle Magdalena Valley Basin. Our high quality asset base now has 74% of its 2P reserves contained in three large operated, conventional, onshore Colombian oil assets: Acordionero, Costayaco and Moqueta.

As we reported on January 23, 2017, this transformed portfolio delivered, during 2016, proved ("1P"), proved plus probable ("2P") and proved plus probable plus possible ("3P") WI reserves growth of 51%, 91% and 146% respectively, compared to 2015. Our inventory of net undrilled development locations has grown to 36 (2P) and 54 (3P) during the year. We are also pleased that we were able to increase our 2P reserve life index from 7.8 years to 11.1 years3. This robust set of assets is now expected to have visibility to 2018 WI production greater than 40,000 BOEPD by 2018, based on the 2P forecast. With our large resource base, we also plan to drill 30 to 35 exploration wells over the next three years, which are all expected to be funded by cash from operating activities. Our exploration campaign is designed to test the majority of our portfolio of prospective resources with these wells, including our now dominant Putumayo position in the emerging "N" Sand and "A" Limestone oil play fairways.

We believe Gran Tierra ended 2016 on a strong note by delivering strong production growth in fourth quarter 2016, as we realized the first full three months of production from the PetroLatina acquisition which closed August 23, 2016. Fourth quarter 2016 WI production averaged 31,031 BOEPD, an increase of 34% from fourth quarter 2015's level of 23,138 BOEPD and an increase of 20% from the Prior Quarter. Commensurate with our increased production, our funds flow from operations1 saw a substantial increase of 54% in fourth quarter 2016 to $36.2 million compared with $23.5 million in the Prior Quarter.

Oil prices increased in fourth quarter 2016, with Brent prices averaging $51.13 per barrel, a 9% increase from the Prior Quarter, while Gran Tierra's realized oil price also rose by 9% to $31.89 per BOE in the same time period. Gran Tierra continued to be successful in driving down combined operating and transportation expenses to $11.10 per BOE in the fourth quarter, a decrease of 17% from the Prior Quarter. We believe our low cost structure and growing production base allow us to be successful in a variety of pricing environments. Our ongoing focus on cost reductions allowed us to increase our operating netback in fourth quarter 2016 to $20.79 per BOE, up 31% from the Prior Quarter, a larger increase than the 9% increase in the Brent oil price over the same period.

On behalf of our Board of Directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support. We believe that our focused strategy is delivering results on several fronts and that Gran Tierra is well positioned for an exciting year of growth in 2017 and beyond as we efficiently create value in the multi-horizon, proven hydrocarbon producing basins of Colombia."

Financial and operating highlights for the year include:

Production:

•
WI production before royalties for the quarter averaged 31,031 BOEPD, or 26,263 BOEPD NAR, compared with 25,835 BOEPD WI production before royalties and 21,980 BOEPD NAR in the Prior Quarter. WI annual production before royalties for 2016 averaged 27,062 BOEPD, or 23,187 BOEPD NAR, compared with 23,401 BOEPD WI annual production before royalties or 19,489 BOEPD NAR in 2015.

•
Sales volumes for the fourth quarter were 26,477 BOEPD compared with 21,485 BOEPD in the Prior Quarter. Sales volumes increased due to higher working interest production (5,196 BOEPD) and a reduction of inventory (709

BOEPD), partially offset by higher royalty volumes (913 BOEPD). Annual sales volumes were 23,954 BOEPD compared with 18,260 BOEPD in 2015.

•
Gran Tierra expects 2017 average WI production before royalties to be 34,000 to 38,000 BOEPD from the Company's assets in Colombia and Brazil, which would represent an increase of 26% to 40% from our 2016 average WI production before royalties of 27,062 BOEPD. The 2017 guidance includes 1,200 to 1,500 BOEPD of production from Brazil. The Company's production guidance only includes forecasted volumes from existing operations and expected development projects; no volumes are assumed for any exploration success.

Financial:

•
Funds flow from operations(1) was $105.0 million for the year ended December 31, 2016 compared with $107.6 million in 2015, and, for the fourth quarter, $36.2 million compared with $23.5 million in the Prior Quarter.

•
Net loss was $465.6 million, or $1.45 per share basic and diluted, for the year ended December 31, 2016 compared with $268.0 million, or $0.94 per share basic and diluted, in 2015. The increase in net loss was primarily due to higher impairment losses. Impairment losses increased by $183.1 million, net of income tax recovery, compared to 2015. For the fourth quarter, net loss was $127.4 million, or $0.36 per share basic and diluted, compared with $229.6 million, or $0.71 per share basic and diluted, in the Prior Quarter. Impairment losses decreased by $76.1 million, net of income tax recovery, compared with the Prior Quarter.

•
At December 31, 2016, cash and cash equivalents (including current restricted cash) were $33.5 million, working capital deficiency (including cash and cash equivalents) was $23.3 million and $90.0 million was outstanding on the Company's revolving credit facility. The working capital deficiency was primarily a result of current tax related to a one-time restructuring.

•
Average realized prices decreased to $28.38 per BOE for the year ended December 31, 2016 from $34.06 per BOE in 2015, but for the fourth quarter increased to $31.89 per BOE from $29.28 per BOE in the Prior Quarter.

•
Operating expenses decreased to $8.51 per BOE for the year ended December 31, 2016 from $9.31 per BOE in 2015, primarily as a result of Colombian operating cost savings, partially offset by the effect of the weakening of the U.S. dollar against local currencies in South America. Workover expenses increased by $0.46 per BOE compared with the prior year. Excluding workover expenses, operating costs decreased by $1.26 per BOE to $6.28 per BOE. For the fourth quarter, operating expenses decreased to $8.50 per BOE from $10.93 per BOE in the Prior Quarter, primarily as a result of workover expenses of $1.92 per BOE compared with $4.30 per BOE in the Prior Quarter. Excluding workover expenses, operating costs per BOE were consistent with the Prior Quarter.

•
Transportation expenses decreased to $3.12 per BOE for the year ended December 31, 2016 from $4.96 per BOE in 2015 primarily due to a lower percentage of volumes sold using pipelines, and the use of alternative transportation routes, which had lower costs per BOE than the routes used in 2015. For the quarter, transportation expenses increased to $2.60 per BOE from $2.47 per BOE in the Prior Quarter. The increase was primarily due to a lower percentage of sales at the wellhead, 50% in the current quarter, compared with 56% in the Prior Quarter.

•	G&A expenses per BOE for the year ended December 31, 2016 decreased to $2.66 per BOE from $3.67 per BOE in 2015.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended September 30,	Three Months Ended December 31,			Year Ended December 31,
	2016	2016	2015	% Change	2016	2015	% Change
Oil and Gas Sales	$68,539	$91,614	$54,777	67	$289,269	$276,011	5
Operating Expenses	(25,638)	(24,472)	(14,252)	72	(86,925)	(75,565)	15
Transportation Expenses	(5,773)	(7,458)	(12,199)	(39)	(31,776)	(40,204)	(21)
Operating Netback(1)	$37,128	$59,684	$28,326	111	$170,568	$160,242	6

G&A Expenses, Including Stock-Based Compensation	$5,592	$12,604	$6,898	83	$33,218	$32,353	3

Funds Flow from Operations(1)	$23,527	$36,186	$16,855	115	$104,984	$107,570	(2)

Net Loss	$(229,619)	$(127,355)	$(82,722)	54	$(465,565)	$(268,029)	74
Net Loss Per Share - Basic and Diluted	$(0.71)	$(0.36)	$(0.29)	24	$(1.45)	$(0.94)	54
EBITDA(1)	$24,634	$30,745	$15,052	104	$120,095	$132,216	(9)

Capital Expenditures	$25,080	$58,219	$137,856	(58)	$127,789	$156,639	(18)
Cash Paid for Acquisitions, Net of Cash Acquired - PetroAmerica, PGC and PetroLatina ($000s)	$420,722	$31,012	$—	—	$522,031	$—	—

Average Daily Volumes (BOEPD)
Working Interest Production Before Royalties	25,835	31,031	23,138	34	27,062	23,401	16
Royalties	(3,855)	(4,768)	(3,397)	40	(3,875)	(3,912)	(1)
Production NAR	21,980	26,263	19,741	33	23,187	19,489	19
(Increase) Decrease in Inventory	(495)	214	(2,707)	(108)	767	(1,229)	(162)
Sales	21,485	26,477	17,034	55	23,954	18,260	31
Royalties, % of WI Production Before Royalties	15%	15%	15%		14%	17%

Brent	$46.98	$51.13	$43.57	17	$44.33	$52.35	(15)

Per BOE (3)
Prices Realized	$29.28	$31.89	$29.07	10	$28.38	$34.06	(17)
Operating Expenses	(10.93)	(8.50)	(7.55)	13	(8.51)	(9.31)	(9)
Transportation Expenses	(2.47)	(2.60)	(6.47)	(60)	(3.12)	(4.96)	(37)
Operating Netback(1)	15.88	20.79	15.05	38	16.75	19.79	(15)

G&A Expenses	(2.04)	(3.73)	(3.36)	11	(2.66)	(3.67)	(28)
Transaction Expenses	(2.60)	—	—	—	(0.72)	—	—
Severance Expenses	—	(0.01)	(1.15)	(99)	(0.13)	(1.11)	(88)
Equity Tax	—	(0.02)	—	—	(0.30)	(0.47)	(36)
Realized Foreign Exchange Loss (Gain)	1.24	(0.47)	0.25	(288)	—	1.09	(100)
Realized Financial Instruments Gain	(0.70)	(0.33)	—	—	(0.29)	(0.46)	(37)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(1.26)	(1.19)	—	—	(0.83)	—	—
Interest Income	0.31	0.15	0.16	(6)	0.23	0.17	35
Current Income Tax Expense	(1.66)	(2.94)	(1.99)	48	(1.97)	(1.90)	4
Cash Netback(1)	$9.17	$12.25	$8.96	37	$10.08	$13.44	(25)

Share Information (000s)
Common Stock Outstanding, End of Period	347,292	390,807	273,443	43	390,807	273,443	43
Exchangeable Shares Outstanding, End of Period	8,380	8,200	8,572	(4)	8,200	8,572	(4)
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic and Diluted	321,725	370,745	286,235	30	320,852	285,334	12

	As at December 31
	2016	2015	% Change
Cash, Cash Equivalents and Current Restricted Cash	$33,497	$145,434	(77)

Working Capital (Deficiency) Surplus, Including Cash and Cash Equivalents	$(23,344)	$160,449	(115)

Revolving Credit Facility	$90,000	$—	—

Convertible Senior Notes	$115,000	$—	—
\

(1) Operating netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment (“DD&A”) ("EBITDA"), funds flow from operations and cash netbacks, are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Based on number of shares of Gran Tierra's common stock and exchangeable shares issued and outstanding at December 31, 2016, of 399.0 million and number of shares of Gran Tierra's common stock and exchangeable shares issued and outstanding at December 31, 2015, of 282.0 million. Net working capital and long-term debt at December 31, 2016, and working capital at December 31, 2015, prepared in accordance with generally accepted accounting principles in the United States of America.

(3)2016 and 2015 reserve life index is calculated by dividing the reserves (in BOE) in the referenced category by average fourth quarter 2016 WI production of 31,031 BOEPD and fourth quarter 2015 WI production of 23,138 BOEPD, respectively.

(4)Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Annual Report on Form 10-K filed February 28, 2017.

2017 Cash from Operating Activities

With expected 2017 average WI production before royalties of 34,000 to 38,000 BOEPD, Gran Tierra expects approximate 2017 cash from operating activities and approximate 2017 expenses to be in the following ranges:

2017 Budget
Brent ($/bbl)(1)	56.00
Cash from Operating Activities ($ million)	240-260
Expenses ($/BOE)
Transportation and Discount	13.00-15.00
Royalties	7.00-9.00
Operating Costs	7.00-9.00
General and Administrative	2.00-3.00
Interest and Financing	1.00-2.00
Taxes	2.00-4.00

(1) Budgeted 2017 Brent oil price of $56.00 per bbl is approximately equal to the average forward month pricing for Brent for 2017 of $56.68 per bbl as of December 16, 2016.

Conference Call Information:

Gran Tierra will host its fourth quarter and full year 2016 results conference call on Wednesday, March 1, 2017, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 00800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-913-0176 (Colombia). The call will also be available via webcast at www.grantierra.com. An archive of the webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available following the call until March 3, 2017. To access the replay dial 1-855-859-2056 or 1-404-537-3406 (North America) and use passcode 71220946.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru and Brazil. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company's common shares trade on the NYSE MKT and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to Gran Tierra’s strategic focus, growth strategy, and operations including planned operations and the planned completion of the acquisitions, Gran Tierra's 2017 budget, expected future net cash provided by operating activities (described in this press release as "cash from operating activities"), expected reserve life, production estimates, drilling and infrastructure schedules, our ability to grow in both the near and long term and the funding of our growth opportunities; our plans, objectives, expectations and intentions regarding production, exploration and exploration upside, development; Gran Tierra's financial position including liquidity and financial capacity, our ability to complete the Brazil divestiture, and the future development of the Company's business.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerrilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2016. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production and cash from operating activities set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2017 and cash from operating activities for 2017. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Operating netback, as presented, is oil and gas sales net of royalties and operating and transportation expenses. Cash netback as presented is net loss before DD&A expenses, asset impairment, deferred income tax recovery or expense, amortization of debt issuance costs, unrealized foreign exchange gains and losses, gain on acquisition, other gain, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table on the first page of this press release for the components of operating netback. A reconciliation from net loss to cash netback is as follows:

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
Cash Netback - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net loss	$(229,619)	$(127,355)	$(82,722)	$(465,565)	$(268,029)
Adjustments to reconcile net loss to cash netback
DD&A expenses	35,729	35,010	33,044	139,535	176,386
Asset impairment	319,974	146,934	106,640	616,649	323,918
Deferred income tax (recovery) expense	(110,451)	(38,589)	(45,661)	(204,791)	(115,442)
Amortization of debt issuance costs	2,184	2,878	—	5,691	—
Unrealized foreign exchange loss (gain)	2,387	(3,865)	4,713	(1,428)	(8,380)
Other loss (gain)	—	10,783	(502)	(929)	(502)
Non-cash operating expenses	44	68	25	248	127
Non-cash G&A expenses	814	1,891	566	6,091	2,573
Unrealized financial instruments loss (gain)	424	7,520	765	7,360	(1,722)
Cash netback	$21,486	$35,275	$16,868	$102,861	$108,929

EBITDA, as presented, is net loss adjusted for DD&A expenses, asset impairment, interest expense and income tax recovery or expense. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net loss to EBITDA is as follows:

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
EBITDA - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net loss	$(229,619)	$(127,355)	$(82,722)	$(465,565)	$(268,029)
Adjustments to reconcile net loss to EBITDA
DD&A expenses	35,729	35,010	33,044	139,535	176,386
Asset Impairment	319,974	146,934	106,640	616,649	323,918
Interest expense	5,122	6,303	—	14,145	—
Income tax (recovery) expense	(106,572)	(30,147)	(41,910)	(184,669)	(100,059)
EBITDA	$24,634	$30,745	$15,052	$120,095	$132,216

Funds flow from operations, as presented, is net cash provided by operating activities adjusted for net change in assets and liabilities from operating activities and cash settlement of asset retirement obligation. Management uses this financial measure to analyze liquidity and cash flows generated by Gran Tierra's principal business activities prior to the consideration of how changes in assets and liabilities from operating activities and cash settlement of asset retirement obligation affect those cash flows, and believes that this financial measure is also useful supplemental information for investors to analyze Gran Tierra's liquidity and financial results. A reconciliation from net cash provided by operating activities to funds flow from operations is as follows:

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net cash provided by operating activities of operations	$48,222	$6,643	$3,726	$93,042	$62,305
Adjustments to reconcile net cash provided by operating activities to funds flow from operations
Net change in assets and liabilities from operating activities	(24,727)	29,434	11,680	11,337	39,048
Cash settlement of asset retirement obligation	32	109	1,449	605	6,217
Funds flow from operations	$23,527	$36,186	$16,855	$104,984	$107,570

DISCLOSURE OF OIL AND GAS INFORMATION AND OPERATIONAL INFORMATION

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Estimates of net present value contained herein do not necessarily represent fair market value of reserves. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation.

Gran Tierra’s oil and gas reserves statement for the year ended December 31, 2016, which includes complete disclosure of its oil and gas reserves and other oil and gas information as derived from the GTE McDaniel Reserves Report and prepared in accordance with NI 51-101, is available on SEDAR at http://www.sedar.com.

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

This press release contains certain oil and gas metrics, including net asset value per share, operating netback, cash netback and reserve life index, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC via the internet at www.sec.gov or by calling 1-800-SEC-0330.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission ("SEC") rules and disclosure requirements of the U.S. Financial Accounting Standards Board ("FASB"), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a "company gross" basis, representing Gran Tierra's working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble, P.Eng.
Vice-President Investor Relations
403-698-7941

info@grantierra.com